                                                                       EXHIBIT 5

July 2, 2001

                                                                   C 72711-00029

PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California  94588

        Re:     Registration Statement for Assumption of SkillsVillage 1999
                Stock Plan

Ladies and Gentlemen:

        We have acted as counsel to PeopleSoft, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 130,936 shares of its Common Stock, $0.01 par value (the "Shares"), (the "Common Stock"), subject to issuance by the Company upon exercise of options issued under the SkillsVillage 1999 Stock Plan (the "Plan") assumed by the Company pursuant to the terms and conditions of an Agreement and Plan of Merger and Reorganization dated as of May 1, 2001 by and among SkillsVillage, Inc., the Company, Hope Cochran and State Street Bank and Trust Company of California, N.A.

        We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations as we deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

        Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized by all necessary corporate action on the part of the Company and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

        We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Our opinion is rendered as of the date of this letter, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion for changes in circumstances or events that occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                            Very truly yours,


                                            /s/ GIBSON, DUNN & CRUTCHER LLP